                                                                 EXHIBIT (A) (1)


                              TB Wood's Corporation
                        Offer To Purchase For Cash Up To
                       400,000 Shares of Its Common Stock
                   At a Purchase Price Not In Excess of $12.50
                          Nor Less Than $9.00 Per Share

         THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 10, 1999, UNLESS THE OFFER IS EXTENDED.

         TB Wood's Corporation, a Delaware corporation (the "Company"), hereby invites its stockholders to tender shares (the "Shares") of its common stock, par value $.01 per share (the "Common Stock"), to the Company at prices not in excess of $12.50 nor less than $9.00 per share, net to the seller in cash, without interest thereon, as specified by stockholders tendering their shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Company will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not in excess of $12.50 nor less than $9.00 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 400,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $12.50 nor less than $9.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 400,000 Shares pursuant to the Offer. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned. See Section 14.

         THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

         The Shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "TBW." On November 11, 1999, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE composite tape was $9 1/16.

         STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7. THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SUCH STOCKHOLDER'S SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS DIRECTORS AND EXECUTIVE OFFICERS MAY TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 2.

                                    IMPORTANT

     Any stockholder wishing to tender all or any part of such stockholder's Shares should either (a) complete and sign a Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver such Letter of Transmittal, together with any required signature guarantee, and any other required documents to American Stock Transfer & Trust Company (the "Depositary"), and mail or deliver the certificates for such Shares to the Depositary (together with any other documents required by the Letter of Transmittal) or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in
Section 3.

     TO PROPERLY TENDER SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

            The date of this Offer to Purchase is November 12, 1999.

                                     SUMMARY

     This general summary is solely for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details set forth in this Offer to Purchase.

Purchase Price..........................................     The Company will determine a single per Share net cash
                                                             price which will be not more than $12.50 nor less than
                                                             $9.00 per Share. All Shares purchased by the Company
                                                             will be purchased at the Purchase Price even if
                                                             tendered at or below the Purchase Price. Each
                                                             stockholder desiring to tender Shares must specify in
                                                             the Letter of Transmittal the minimum price (not more
                                                             than $12.50 nor less than $9.00 per Share) at which the
                                                             stockholder is willing to have such stockholder's
                                                             Shares purchased by the Company.

Number of Shares to be Purchased........................     400,000 Shares (or such lesser number of Shares as are
                                                             properly tendered at prices not in excess of $12.50 nor
                                                             less than $9.00 per share).

How to Tender Shares....................................     See Section 3. Contact the Information Agent or consult
                                                             your broker for assistance.

Brokerage Commissions...................................     None, for registered stockholders who tender their
                                                             Shares directly to the Depositary. Stockholders holding
                                                             Shares through brokers or banks should determine
                                                             whether transaction costs are applicable if
                                                             stockholders tender Shares through the brokers or banks
                                                             and not directly to the Depositary.

Stock Transfer Tax......................................     None, if payment is made to the registered holder of
                                                             Shares.

Expiration and Proration Dates..........................     Friday, December 10, 1999, at 12:00 Midnight, New York
                                                             City time, unless the Offer is extended by the Company.

Payment Date............................................     As soon as practicable after the termination of the
                                                             Offer.

Position of the Company and
   its Board of Directors...............................     Neither the Company nor its Board of Directors makes any
                                                             recommendation to stockholders as to whether to tender or
                                                             refrain from tendering their Shares. Each stockholder must make the decision whether to tender Shares and, if so, how many Shares to tender and the price or prices at which such
                                                             Shares should be tendered. The Company has been advised that certain of its directors and executive officers may tender
                                                             Shares pursuant to the Offer. Thomas C. Foley, the Company's
                                                             Chairman and principal stockholder, has advised the Company that he does not intend to tender Shares pursuant to the
                                                             Offer and that on November 9, 1999 he entered into an option agreement with a third person granting such third person a right to purchase 275,000 Shares of Common Stock from Mr.
                                                             Foley at a purchase price that is $.05 per Share less than the final per Share purchase price to be paid by the Company for Shares tendered into and accepted for payment pursuant to the Offer. Such third person has advised the Company that it currently intends to tender 275,000 Shares into the Offer at a price of $9.00 per Share. See Section 10.

Withdrawal Rights.......................................     Tendered Shares may be withdrawn at any time prior to
                                                             12:00 Midnight, New York City time, on Friday, December
                                                             10, 1999, unless the Offer is extended by the Company,
                                                             and, unless previously purchased, after 12:00 Midnight,
                                                             New York City time, on Tuesday, January 11, 2000. See
                                                             Section 4.

                                Table of Contents


SECTION                                                     PAGE
-------                                                     ----

INTRODUCTION..................................................6
THE OFFER.....................................................8
1. Number of Shares; Proration................................8
2. Purpose of the Offer; Certain Effects of the Offer.........9
3. Procedures for Tendering Shares............................10
4. Withdrawal Rights..........................................14
5. Purchase of Shares and Payment of Purchase Price...........15
6. Certain Conditions of the Offer............................16
7. Price Range of Shares; Dividends...........................17
8. Source and Amount of Funds.................................18
9. Certain Information Concerning the Company.................18
10. Interest of Directors and Officers and
     Principal Stockholder; Transactions and
     Arrangements Concerning Shares...........................22
11. Effects of the Offer on the Market for Shares;
     Registration Under the Exchange Act......................23
12. Certain Legal Matters; Regulatory Approvals...............23
13. Certain United States Federal Income Tax
     Consequences.............................................23
14. Extension of the Offer; Termination; Amendment............25
15. Fees and Expenses.........................................26
16. Miscellaneous.............................................26

     CERTAIN SECTIONS OF THIS OFFER TO PURCHASE INCLUDING, BUT NOT LIMITED TO,
SECTION 2 ENTITLED "PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER" AND
SECTION 9 ENTITLED "CERTAIN INFORMATION CONCERNING THE COMPANY," CONTAIN CERTAIN "FORWARD LOOKING STATEMENTS" AS SUCH TERM IS USED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY'S PERFORMANCE MAY BE AFFECTED BY MANY UNCERTAINTIES THAT EXIST IN THE COMPANY'S OPERATIONS AND BUSINESS ENVIRONMENT THAT MAY CAUSE ACTUAL PERFORMANCE TO DIFFER MATERIALLY FROM PERFORMANCE SUGGESTED BY ANY FORWARD LOOKING STATEMENTS.

To the Holders of Common Stock
of TB Wood's Corporation:

                                  INTRODUCTION

     TB Wood's Corporation, a Delaware corporation (the "Company"), invites its stockholders to tender shares (the "Shares") of its Common Stock, par value $.01 per share (the "Common Stock"), to the Company at prices not in excess of $12.50 nor less than $9.00 per Share, net to the seller in cash, without interest thereon, as specified by stockholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal (the "Letter of Transmittal") (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not in excess of $12.50 nor less than $9.00 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 400,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $12.50 nor less than $9.00 per Share). All Shares properly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned at the Company's expense to the stockholders who tendered such Shares. The Company reserves the right, in its sole discretion, to purchase more than 400,000 Shares pursuant to the Offer. See Section 14.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make the decision whether to tender Shares and, if so, how many Shares to tender and the price or prices at which such Shares should be tendered. The Company has been advised that certain of its directors and executive officers intend to tender Shares pursuant to the Offer. Thomas C. Foley, the Company's Chairman and controlling stockholder has advised the Company that he does not intend to tender any Shares into the Offer and that on November 9, 1999 he entered into an option agreement (the "Option Agreement") with a third party (the "Option Holder"). Pursuant to the Option Agreement, the Option Holder has the option to purchase up to 275,000 Shares from Mr. Foley at a purchase price that is $ .05 per Share less than the final per Share Purchase Price to be paid by the Company for Shares tendered into and accepted for payment pursuant to the Offer. The Option Holder has advised the Company that it currently intends to tender 275,000 Shares into the Offer at a price of $9.00 per Share. As of November 11, 1999, Mr. Foley beneficially owned 2,698,658 Shares representing approximately 44.6% of the outstanding Shares (calculated on a fully diluted basis). See Section 10.

     Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 400,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered at or below the Purchase Price and not properly withdrawn, the Company will buy Shares on a pro rata basis from all stockholders who properly tender Shares at prices at or below the Purchase Price (and do not properly withdraw them prior to the expiration of the Offer). See Section 1.

     The Purchase Price will be paid net to the tendering stockholder in cash, without interest thereon, for all Shares purchased. Tendering stockholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 2 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through the brokers or banks and not directly to the Depositary. However, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal may be subject to required United States Federal Income Tax Backup Withholding of 31% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the Offer. See
Section 3. The Company will pay all fees and expenses of American Stock Transfer & Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 15.

     The Board of Directors determined that an offer to repurchase Shares directly from the Company's stockholders pursuant to this Offer would be in the best interests of the Company and its stockholders. The Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long term corporate goal of seeking to increase stockholder value. In addition, the Offer will provide the Company's stockholders an opportunity to sell a portion of their Shares which may not be available to stockholders based upon the current market conditions applicable to trading in the Company's Shares. See Section 2.

     The Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $12.50 nor less than $9.00 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without, where Shares are tendered by the registered owner thereof directly to the Depositary, the usual transaction costs associated with open market sales. In addition, the Offer may give stockholders the opportunity to sell at prices greater than market prices prevailing prior to the announcement of the Offer. The Offer also allows stockholders to sell only a portion of their Shares while retaining a continuing equity interest in the Company. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. In determining whether to tender Shares pursuant to the Offer, stockholders should consider the possibility that they may be able to sell their Shares in the future on the NYSE or otherwise, including in connection with a sale of the Company, at a net price higher than the Purchase Price. See Section 2. The Company can give no assurance, however, as to the price at which a stockholder may be able to sell non-tendered Shares in the future or whether a sale of the Company may occur in the future.

     As of November 11, 1999, the Company had 5,862,228 issued and outstanding Shares, 25,470 Shares held in treasury and had reserved 500,000 Shares for issuance upon exercise of outstanding stock options ("Options") under the Company's stock option plans and certain stock option agreements which the Company has entered into with certain of its executive officers (collectively the "Option Plans"). The 400,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 6.8% of the Company's Shares outstanding on November 11, 1999 (approximately 6.6% assuming exercise of outstanding exercisable Options). The Shares are listed and traded on the NYSE under the symbol "TBW." On November 11, 1999, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $9 1/16. Stockholders are urged to obtain current market quotations for the Shares. See Section 7.

                                    THE OFFER

1.   Number of Shares; Proration.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase 400,000 Shares or such lesser number of Shares as are properly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not in excess of $12.50 nor less than $9.00 per Share, net to the seller in cash, without interest thereon.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, December 10, 1999 unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See
Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 400,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional number of Shares, not to exceed 2% of the outstanding Shares, without amending or extending the Offer. See Section 14. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date. If (i) (x) the Company increases the price to be paid for Shares above $12.50 per Share or decreases the price to be paid for Shares below $9.00 per Share, (y) the Company increases the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or (z) the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days.

     The Offer is not conditioned on the tender of any minimum number of Shares, but is subject to certain other conditions. See Section 6.

     In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must specify the price, not in excess of $12.50 nor less than $9.00 per Share, at which they are willing to sell their Shares to the Company pursuant to the Offer. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not properly withdrawn, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company intends to select the lowest Purchase Price, not in excess of $12.50 nor less than $9.00 net per Share in cash, that will enable it to purchase 400,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. All Shares properly tendered pursuant to the Offer at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

     If the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date is less than or equal to 400,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price.

     Proration of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 400,000 Shares (or such greater number of Shares as the Company may elect to purchase) have been properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on a prorated basis (with appropriate adjustments to avoid purchases of fractional shares) as described below. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering Shares shall be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders at or below the Purchase Price. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

     As described in Section 13, the number of Shares that the Company will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether or not to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to stockholders who were record holders of Shares as of November 11, 1999 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer.

     On December 17, 1996, the Board of Directors authorized the repurchase of up to 200,000 Shares from time to time at the discretion of the Board of Directors on the open market, in privately negotiated transactions or otherwise. Such authorization was based upon the determination of the Board of Directors that Company repurchases of Shares would provide a liquidity opportunity for those stockholders wishing to dispose of their Shares and enhance stockholder value for the remaining stockholders, and that such repurchases would be in the best interests of the Company and its stockholders. Due in part to the relatively thin public trading market for the Common Stock, the Company has repurchased only 162,432 Shares as of November 11, 1999 under this repurchase program.

     During the four most recently-completed quarters, the price of the Company's Common Stock has traded within a range of $9.625 to $14.812 per Share. On November 11, 1999, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $9 1/16. The Company believes that the recent trading price of its Shares at the lower end of this range is, in part, a result of the relatively thin public trading market for its Common Stock. After considering the results of the repurchase program and the Company's alternatives, the Board of Directors determined that an offer to repurchase Shares directly from the Company's stockholders pursuant to this Offer would be in the best interests of the Company and its stockholders, and authorized the Offer. The Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long term corporate goal of seeking to increase stockholder value. In addition, the Offer will provide the Company's stockholders an opportunity to sell a portion of their Shares which may not be available to stockholders based upon the current market conditions applicable to trading in the Company's Shares. Subsequent to the Offer, the Company intends to consider periodically additional purchases of Shares pursuant to one or more open-market purchase programs. As a result, the Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. Future purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     The Company believes that after the Offer is completed the Company will have sufficient cash flow and access to other sources of capital in order to fund its working capital needs and provide for its current capital expenditure requirements. The funds required to complete the Offer and pay related expenses will be provided from borrowings incurred by the Company under its revolving credit facility. See Section 8.

     The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares and neither has authorized any person to make any such recommendation. Stockholders are urged to evaluate carefully all information in the Offer, consult with their own investment and tax advisors and make their own decisions whether to tender Shares and, if so, how many Shares to tender and the price or prices at which such Shares should be tendered. The Company has been advised that certain of its directors and executive officers intend to tender Shares pursuant to the Offer. See Section 10.

     Shares the Company acquires pursuant to the Offer will be held in the Company's treasury (unless and until the Company determines to retire any such Shares) and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for the issuance of Shares repurchased pursuant to the Offer.

     Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
(c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or By-Laws or other actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized for quotation in an inter-dealer quotation system of a registered national securities association; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act. See Section 9 regarding a recent joint venture entered into by a subsidiary of the Company.

3.   Procedures For Tendering Shares.

     Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares pursuant to the Offer must properly indicate in the section captioned "Price (In Dollars) Per Share at which Shares are being Tendered" on the Letter of Transmittal the price (in multiples of $.125) at which Shares are being tendered. Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. To properly tender Shares, one and only one price box must be checked in the appropriate section on each Letter of Transmittal.

     Stockholders who hold Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through the brokers or banks and not directly to the Depositary.

     Signature Guarantees and Method of Delivery. No signature guarantee is required: (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message or, in the case of a tender through the Book-Entry Transfer

Facility's Automated Tender Offer Program ("ATOP"), the specific acknowledgement in each case together with any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book Entry Confirmation." Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary and will not constitute a valid tender.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service ("IRS"), unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor), certifies under penalties of perjury that such number is correct, and provides certain other certifications regarding the inapplicability of backup withholding. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the United States Holder (as defined in Section 13 herein) also may be subject to a penalty imposed by the IRS. If withholding based on the presumption that the payment will be characterized as a dividend for federal income tax purposes results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13 herein)) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 14 of the Letter of Transmittal.

     To prevent United States Federal Income Tax Backup Withholding equal to 31% of the gross payments made to stockholders for Shares purchased pursuant to the Offer, each stockholder who does not otherwise establish an exemption from such backup withholding must provide the Depositary with the stockholder's correct taxpayer identification number and provide certain other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.

     Withholding For Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding based on the presumption that the payment will be characterized as a dividend for federal income tax purposes and by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-United States Holder meets those tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

     Non-United States holders are urged to consult their own tax advisors regarding the application of United States Federal Income Tax Withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the stockholder's Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

              (a) the tender is made by or through an Eligible Institution;

              (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

              (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

     Return of Tendered Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

     Company Stock Option Plans. The Company is not offering, as part of the Offer, to purchase any Options outstanding under any of the Company's Option Plans and tenders of Options will not be accepted. Holders of Options who wish to participate in the Offer may either (i) comply with the procedure for guaranteed delivery set forth above without having to exercise their Options until after the results of the Offer are known (provided, however, that an Option holder will not be required to make the requisite tender through an Eligible Institution and may personally execute and deliver the Notice of Guaranteed Delivery) or (ii) exercise their Options and purchase Shares of the Company's common stock and then tender the Shares pursuant to the Offer, provided that, in the case of either (i) or (ii), any exercise of an Option and tender of Shares is in accordance with the terms of the Option Plans and the Options. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder and the Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any notice.

     Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Company that (a) the stockholder has a net long position in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon and subject to the terms and conditions of the Offer.

     Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to the Company. Any such documents delivered to the Company will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

4.   Withdrawal Rights.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Tuesday, January 11, 2000.

     For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, telex or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any notice.

     Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn Shares are properly retendered prior to the Expiration Date by following one of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (i) will determine the Purchase Price it will pay for the Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and (ii) will accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are properly tendered at or below the Purchase Price and not properly withdrawn (subject to the proration provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single per Share Purchase Price for 400,000 Shares (subject to increase or decrease as provided in Section 14) properly tendered, or such lesser number of Shares as are properly tendered, at prices not in excess of $12.50 nor less than $9.00 per Share and not properly withdrawn as permitted in
Section 4.

     The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering stockholder at the Company's expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

     Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required Federal Income Tax Backup Withholding of 31% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Also see Section 3 regarding United States Federal Income Tax consequences for Non-United States holders.

6.   Certain Conditions of the Offer.

     Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after November 12, 1999 and prior to the Expiration Date any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance for payment:

              (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

              (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the

     Company unable, to accept for payment or pay for some or all of the Shares,
     (iii) materially impair the contemplated benefits of the Offer to the Company or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

              (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on November 11, 1999;

              (d) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person;

              (e)(i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before November 11, 1999), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the Board of Directors of the Company;

              (f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's reasonable judgment, is or may be material to the Company or its subsidiaries; or

              (g) the Company determines that the consummation of the offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or omission by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

7.   Price Range of Shares; Dividends.

     The Shares are listed and traded on the NYSE. The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per Share on the NYSE Composite Tape as compiled from published financial sources and the cash dividends paid, or to be paid, per Share in each of such fiscal quarters.


                                             ------------------------------------------------------------------
                                                     High                   Low                 Dividends
                                             ---------------------  ---------------------  ---------------------

Fiscal Year 1997
4th quarter                                             $21.38                  $18.00                   $.08

Fiscal Year 1998
1st quarter                                             $23.13                  $20.50                   $.08
2nd quarter                                             $24.50                  $20.81                   $.09
3rd quarter                                             $21.06                  $14.56                   $.09
4th quarter                                             $14.81                  $11.75                   $.09

Fiscal Year 1999
1st quarter                                             $12.75                  $10.88                   $.09
2nd quarter                                             $12.00                  $10.63                   $.09
3rd quarter                                             $11.00                   $9.63                   $.09


     On November 11, 1999, the last full trading day on the NYSE before the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $9 1/16. Stockholders are urged to obtain current market quotations for the Shares.

8.   Source and Amount of Funds.

     Assuming the Company purchases 400,000 Shares pursuant to the Offer at a purchase price of $12.50 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $5,300,000. The Company expects to fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from borrowings under the Company's existing revolving credit facility described below.

     The Company has a $52,500,000 unsecured revolving credit facility (the "Credit Facility") arranged by PNC Bank, N.A. ("PNC") bearing a variable interest rate that is currently at LIBOR plus 112.5 basis points and maturing January 2003. The Credit Facility contains numerous restrictive financial covenants which require the Company to comply with certain financial tests, including, among other things, maintaining minimum tangible net worth, as defined, and maintaining certain specified ratios. The Credit Facility also contains other restrictive covenants that include, among other things, restrictions on outside investments and restrictions on capital expenditures. The Credit Facility was amended on November 8, 1999 to provide that the Company may purchase Shares pursuant to the Offer for up to an aggregate Purchase Price of $5,000,000. The Company believes that the Credit Facility, along with cash generated from operations, will be sufficient to finance the Offer, the Company's working capital needs as well as its capital expenditures and business development needs. The Company currently has no plans or arrangements to refinance or make early repayments of borrowings under the Credit Facility.

     The preceding summary of the Credit Facility is qualified in its entirety by reference to the text of the Credit Facility and the amendments thereto, which have been incorporated by reference into the Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") to which this Offer to Purchase is attached as an exhibit. A copy of the Schedule 13E-4 may be obtained from the Commission in the manner provided in Section 10.

9.   Certain Information Concerning the Company.

     General. The Company is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products. The Company was incorporated in 1995 in the State of Delaware. The Company operates through its subsidiaries, including TB Wood's Incorporated. The Company's products are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates ten production facilities with over 1,100 employees in the United States, Canada, Mexico, Germany and Italy. The Company has a network of more than 700 select independent distributors with over 1,900 locations in North America. TB Wood's Incorporated was founded in 1857, and entered the power transmission industry at the turn of the century.

     The Company's principal executive office is located at 440 North Fifth Avenue, Chambersburg, Pennsylvania 17201.

     Recent Joint Venture. On July 3, 1999, the Company's subsidiary, TB Wood's Incorporated ("Subsidiary"), entered into a joint venture with Electron Corporation ("Electron") pursuant to which the parties will combine segments of each of their belted drives businesses. Electron will supply raw castings to Subsidiary and Subsidiary will manufacture castings, supply the finished product to the joint venture, and be responsible for designing, marketing, selling and distributing the products.

     Selected Historical And Pro Forma Financial Information. Set forth below is certain selected historical and pro forma consolidated financial information with respect to the Company. Historical financial information for the year ended January 1, 1999 was derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended January 1, 1999 (the "Company's 1998 Annual Report") and historical financial information for the quarter ended October 1, 1999 was derived from the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended October 1, 1999 (the "Company's 1999 Third Quarter Report"), each of which is hereby incorporated herein by reference, and other information and data contained in the Company's 1998 Annual Report and the Company's 1999 Third Quarter Report. More comprehensive financial information is included in such reports and the historical information below is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "Additional Information."

     The pro forma information on the results of operations for the year ended January 1, 1999 and the thirty-nine week period ended October 1, 1999, assumes that at the beginning of each period shown, the Company used available cash and cash equivalents to purchase 400,000 Shares pursuant to the Offer at prices of $9.00 and $12.50. The assumptions on which the pro forma financial information is based are further described in the Notes to Selected Historical and Pro Forma Information. Each period presented should be treated as a stand-alone period. The pro forma information of the Company is unaudited and does not purport to be indicative of the results that would actually have been attained had the purchase of the Shares pursuant to the Offer been completed at the dates indicated or the results that may be obtained in the future.

                    SELECTED HISTORICAL FINANCIAL INFORMATION
                 (in thousands except per share data and ratios)

Consolidated Statement of Operation Data:

                                                  39 Weeks Ended                           Fiscal Year Ended
                                        ------------------------------------      -------------------------------------

                                          October 1,           October 2,           January 1,          January 2,
                                             1999                 1998                 1999                1998
                                        ---------------       --------------      ---------------   -------------------
                                                             (in thousands except per share data)

Statement of Earnings Data
  Total Revenues                                93,074              104,362              133,949               124,027
  Operating Profit                               8,908               12,334               15,566                16,951
  Interest Expense                               1,453                1,476                2,040                 1,695
  Minority Interest                                412                    0                    0                     0
  Income before Taxes after
   Minority Interest                             6,488               10,675               13,146                14,483
  Provision for Income Taxes                     2,530                4,274                5,256                 5,794
  Net Earnings                                   3,958                6,401                7,890                 8,689
  Basic Earnings Per Share                        0.67                 1.09                 1.34                  1.49
  Diluted Earnings Per Share                      0.67                 1.08                 1.33                  1.47
Average Common Shares Outstanding                5,905                5,870                5,874                 5,833
Average Common Shares Outstanding
  Assuming Dilution                              5,920                5,931                5,932                 5,921


  Ratio of Earnings to
    Fixed Charges                                 5.47 x               8.23 x               7.44 x                9.54 x



Consolidated Balance Sheet
Data:

                                                  39 Weeks Ended                          Fiscal Year Ended
                                        ------------------------------------        ------------------------------

                                          October 1,           October 2,           January 1,          January 2,
                                             1999                 1998                 1999                1998
                                        ---------------       --------------      ---------------   -------------------
                                                           (in thousands except per share data)

  Cash and Cash Equivalents                      3,072                1,777               2,521                  2,552
  Total Assets                                 102,608               95,994              96,025                 89,617
  Total Assets, less Goodwill                   92,699               86,672              85,966                 80,495
  Working Capital                               32,685               34,693              33,493                 27,279
  Total Debt                                    33,223               32,604              32,469                 26,539
  Stockholders' Equity                          29,894               27,382              28,515                 23,606
  Book Value Per Share                            5.05                 4.62                4.81                   3.99




     Selected Unaudited Pro Forma Financial Information. The following selected unaudited pro forma financial information sets forth historical information as adjusted to give effect to the purchase of 400,000 Shares pursuant to the Offer at a Purchase Price of $9.00 per Share and at a Purchase Price of $12.50 per Share, the minimum and maximum possible Purchase Prices. Expenses directly related to the Offer are estimated to be $300,000 and are reflected in the pro forma financial information set forth below. The pro forma adjustments assume that the transaction occurred, for purposes of the statement of income, as of the first day of the period presented, and for purposes of the balance sheet, as of the balance sheet date. The pro forma information of the Company is unaudited and does not purport to be indicative of the results that would have been attained had the purchase of the Shares pursuant to the Offer been completed at the dates indicated or the results that may be obtained in the future.

               Selected Unaudited Pro Forma Financial Information
                (in thousands, except per share data and ratios)

Consolidated Statement of Operation Data:
                                               39 Weeks Ended                                Fiscal Year Ended
                                 --------------------------------------------   ---------------------------------------------
                                                      Pro Forma(1)(2)                                 Pro Forma (1)(2)
                                                -----------------------------                   -----------------------------
                                  October 1,       $9.00           $12.50        January 1,        $9.00           $12.50
                                     1999        Per Share       Per Share          1999         Per Share       Per Share
                                 -------------  -------------   -------------   -------------   ------------    -------------
                                                               (in thousands except per share data)

  Total Revenues                       93,074         93,074          93,074         133,949        133,949          133,949
  Operating Profit                      8,908          8,908           8,908          15,566         15,566           15,566
  Interest Expense                      1,453          1,640           1,707           2,040          2,290            2,379
  Minority Interest                       412            412             412               0              0                0
  Income before Taxes after
   Minority Interest                    6,488          6,301           6,234          13,146         12,896           12,807
  Provision for Income Taxes            2,530          2,457           2,431           5,256          5,159            5,124
  Net Earnings                          3,958          3,844           3,803           7,890          7,737            7,683
  Basic Earnings Per Share               0.67           0.70            0.69            1.34           1.41             1.40
  Diluted Earnings Per Share             0.67           0.70            0.69            1.33           1.40             1.39
Average Common Shares Outstanding       5,905          5,505           5,505           5,874          5,474            5,474
Average Common Shares Outstanding
  Assuming Dilution                     5,920          5,520           5,520           5,932          5,532            5,532

  Ratio of Earnings to
    Fixed Charges (3)                    5.47 x         4.84  x         4.65 x          7.44 x         6.63  x          6.38 x


Consolidated Balance Sheet Data:
                                               39 Weeks Ended                                Fiscal Year Ended
                                 --------------------------------------------   ---------------------------------------------
                                                      Pro Forma (1)(2)                                Pro Forma (1)(2)
                                                -----------------------------                   -----------------------------
                                  October 1,       $9.00           $12.50        January 1,        $9.00           $12.50
                                     1999        Per Share       Per Share          1999         Per Share       Per Share
                                 -------------  -------------   -------------   -------------   ------------    -------------
                                                             (in thousands except per share data)

  Cash and Cash Equivalents             3,072          2,958           2,917           2,521          2,368            2,314
  Total Assets                        102,608        102,494         102,453          96,025         95,872           95,818
  Working Capital                      32,685         32,685          32,685          33,493         33,493           33,493
  Total Debt                           33,223         37,123          38,523          32,469         36,369           37,769
  Stockholders' Equity (4)             29,894         25,880          24,439          28,515         24,462           23,008
  Book Value Per Share                   5.05           4.69            4.43            4.81           4.42             4.16



           Notes to Selected Unaudited Pro Forma Financial Information

The following assumptions were used in determining the pro forma financial information:

(1) The information assumes that cash proceeds from borrowing under the Company's available lines of credit were used to purchase Shares pursuant to the Offer. The pre-tax interest rate used for the borrowings in the pro forma information was 6.4% for the 39 weeks ended October 1, 1999 and 6.3% for the year ended January 1, 1999. See Section 8 for a description of the Credit Facility.

(2) The information assumes 400,000 Shares are purchased at $9.00 per Share and at $12.50 per Share, which was assumed to have occurred at the beginning of the periods presented for income statement purposes and as of the balance sheet date for balance sheet purposes. There can be no assurance that the Company will purchase 400,000 Shares in the Offer or the final price at which such Shares will be purchased.

(3) The ratios of net earnings to fixed charges were computed by dividing net earnings before fixed charges and income taxes by fixed charges. Fixed charges consist of interest and debt expenses and one-third of rent expense, which approximates the interest factor.

(4) Expenses directly related to the Offer were assumed to be $300,000 and are included in the purchase price for the Shares.

     Additional Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

10. Interest of Directors and Officers and Principal Stockholder; Transactions and Arrangements Concerning Shares.

     As of November 11, 1999, the Company had 5,862,228 issued and outstanding Shares, 25,470 Shares held in treasury and had reserved 500,000 Shares for issuance upon exercise of outstanding Options. The 400,000 Shares that the Company is offering to purchase represents approximately 6.8% of the Shares outstanding on November 11, 1999 (approximately 6.6% assuming exercise of outstanding exercisable Options).

     As of November 11, 1999, the Company's directors and executive officers as a group (17 persons) beneficially owned an aggregate of 3,153,457 Shares representing approximately 52.1% of the outstanding Shares, assuming the exercise by such persons of their Options exercisable within 60 days of such date. Certain of the Company's executive officers and directors have advised the Company that he or she intends to tender Shares pursuant to the Offer. If the Company purchases 400,000 Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, assuming no Shares were tendered by the executive officers and directors or holders of options granted by any of the executive officers and directors the Company's executive officers and directors as a group would own beneficially approximately 55.8% of the outstanding Shares immediately after the Offer, assuming the exercise by such persons of their Options exercisable within 60 days of such date. See paragraph immediately below regarding option granted by the Company's Chairman.

     Thomas C. Foley, the Company's Chairman and controlling stockholder has advised the Company that he does not intend to tender any Shares into the Offer and that on November 9, 1999 he entered into an option agreement (the "Option Agreement") with a third party (the "Option Holder"). Pursuant to the Option Agreement, the Option Holder has the option to purchase up to 275,000 Shares from Mr. Foley at a purchase price that is $ .05 per Share less than the final per Share Purchase Price to be paid by the Company for Shares tendered into and accepted for payment pursuant to the Offer. The Option Holder has advised the Company that it currently intends to tender 275,000 Shares into the Offer at a price of $9.00 per Share. As of November 11, 1999, Mr. Foley beneficially owned 2,698,658 Shares representing approximately 44.6% of the outstanding Shares (calculated on a fully-diluted basis).

     Based on the Company's records and on information provided to the Company by its directors, executive officers and subsidiaries, neither the Company, nor any associate or subsidiary of the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Shares during the 40 business days prior to the date hereof.

     Except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11. Effects of the Offer On the Market for Shares; Registration Under the Exchange Act.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from the NYSE.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12.  Certain Legal Matters; Regulatory Approvals.

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offering pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.

13. Certain United States Federal Income Tax Consequences.

     The following summary describes the principal United States federal income tax consequences to United States Holders (as defined below) of an exchange of Shares pursuant to the Offer. Those Stockholders who do not participate in the exchange should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing United States Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described herein (possibly on a retroactive basis).

     This summary addresses only Shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers or traders in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or that have a functional currency other than the United States dollar). This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of stock options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. Each holder of Shares should consult such holder's tax advisor as to the particular consequences to such holder of participation in the Offer.

     A "United States Holder" is a holder of Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States,
(ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any State or division thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes. A "Non-United States Holder" is a holder of Shares other than a United States Holder. In the case of a partnership, the tax treatment of the disposition of Shares pursuant to the Offer described below will be determined with reference to the partnership, while the applicability of foreign withholding rules may depend upon the partner's status. Partners holding Shares through a partnership are urged to consult their tax advisors.

     A United States Holder participating in the exchange will be treated either as having sold Shares or as having received a dividend distribution from the Company. In that regard, under Section 302 of the Code, a United States Holder whose Shares are exchanged pursuant to the Offer will be treated as having sold Shares if the exchange (i) results in a "complete termination" of all of such holder's equity interest in the Company, (ii) is a "substantially disproportionate" redemption with respect to such holder or (iii) is "not essentially equivalent to a dividend" with respect to such holder. In applying each of the Section 302 tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities.

     The receipt of cash by a stockholder will result in a "complete termination" of the stockholder's interest if either (1) all of the stock of the Company that is actually and constructively owned by the stockholder is transferred pursuant to the Offer or (2) all of the stock of the Company actually owned by the stockholder is sold pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of stock of the Company constructively owned by the stockholder in accordance with the procedures described in the Code. An exchange of Shares will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the exchange of Shares (treating Shares exchanged pursuant to the Offer as no longer outstanding) pursuant to the Offer is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the exchange (treating Shares exchanged pursuant to the Offer as outstanding). A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has concluded in a published ruling that even a minor reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs constitutes such a "meaningful reduction."

     If a United States Holder is treated as having sold Shares, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's adjusted tax basis in the Shares sold to the Company. In the case of an individual United States Holder, the maximum marginal United States federal income tax rate applicable to net capital gain on Shares held for more than one year is 20%.

     If a United States Holder who participates in the Offer is not treated as having sold Shares, such holder will be treated as receiving a dividend to the extent of such holder's ratable share of the Company's earnings and profits. Such a dividend will be includible in the United States Holder's gross income as ordinary income without reduction for the adjusted tax basis of the Shares exchanged. In such event, the United States Holder's adjusted tax basis in its Shares exchanged in the Offer generally will be added to such holder's adjusted tax basis in the remaining Shares. A dividend received by a corporate United States Holder may be (i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's earnings and profits, it will be treated first as a tax-free return of such United States Holder's tax basis in the Shares and thereafter as capital gain.

     See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.

     The tax discussion set forth above is included for general information only. Each stockholder is urged to consult such holder's own tax advisor to determine the particular tax consequences to such holder of the Offer, including the applicability and effect of state, local and foreign tax laws.

14.  Extension of the Offer; Termination; Amendment.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, or increases or decreases the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this
Section 14, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 am through 12:00 midnight, New York City time.

15.  Fees and Expenses.

     The Company has retained MacKenzie Partners, Inc. to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable by the Company to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the

Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16.  Miscellaneous.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission the Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in
Section 9 with respect to information concerning the Company.

     No person has been authorized to give any information or make any representation on behalf of the Company in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal, if given or made, such information or representation must not be relied upon as having been authorized by the Company.

                                                  TB WOOD'S CORPORATION

November 12, 1999

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

By Hand Delivery:                 By Overnight Delivery:            By Mail:
40 Wall Street                    40 Wall Street                    40 Wall Street
46th Floor                        46th Floor                        46th Floor
New York, New York 10005          New York, New York 10005          New York, New York 10005

                                  Facsimile Transmission:
                                  (for Eligible Institutions only)
                                  (718) 234-5001


                   Confirm Receipt of Facsimile by Telephone:
                                 (718) 921-8200

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

                     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                               New York, NY 10010
                          (212) 929-5500 (call collect)
                        or call toll free 1-800-322-2885